EX-35.1
(logo) Bank of America

Bank of America
475 CrossPoint Parkway
PO Box 9000
Getzville, NY 14068-9000


Annual Statement as to Compliance

Banc of America Alternative Loan Trust 2007-1,
Mortgage Pass-Through Certificates, Series 2007-1

I, H. Randall Chestnut, a Senior Vice President of Bank of America, National Association (the "Servicer"), hereby certify with respect to the Banc of America Alternative Loan Trust 2007-1 formed pursuant to the Pooling and Servicing Agreement, dated March 29, 2007 (the "Pooling Agreement"), among Banc of America Mortgage Securities, Inc., as Depositor, Bank of America, National Association, as Servicer, and Wells Fargo Bank, N.A., as Trustee, that: (a) a review of the Servicer's activities during calendar year 2007 and of the Servicer's performance under the Pooling Agreement has been made under my supervision; and
(b) to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling Agreement in all material respects throughout calendar year 2007.


March 1, 2008

By: /s/ H. Randall Chestnut
Name: H. Randall Chestnut
Title: Senior Vice President